Exhibit 99.2
MEDIA CONTACT:
     Susan Hook
     RedEnvelope, Inc.
     415-512-6193
INVESTOR CONTACT:
     Jordan Goldstein
     Financial Dynamics
     415-439-4500
4 pm (ET)
REDENVELOPE ANNOUNCES MANAGEMENT CHANGES
SAN FRANCISCO, CA (January 24, 2006) – The Board of Directors of RedEnvelope, Inc. (NASDAQ: REDE) today announced it has accepted the resignation of President and Chief Executive Officer Alison May. The board is conducting an active search for her replacement. Ms. May will remain in her position until a successor is named.
Also, RedEnvelope announced that Kristine Dang, who most recently served as Executive Vice President, Merchandising & Creative, has left the company to pursue other opportunities.
Dan Lyle, Chairman of the Board of RedEnvelope, said, “We thank Alison for her leadership and significant contributions to the Company over the past four years. We have engaged a search firm and are in the process of interviewing some strong candidates. We very much appreciate Alison’s willingness to remain at her post to help with the upcoming transition. We also extend our thanks to Kristine Dang for more than seven years of service to the Company and for her contributions to the Company’s product line and brand image.”
This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, such as statements regarding plans, objectives and future operations. Actual results could differ from those anticipated in these forward-looking statements due to a number of factors, such as the availability and willingness of suitable candidates to serve as the Company’s CEO. These forward-looking statements are made only as of the date of this press release, and RedEnvelope undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
RedEnvelope, Inc. is an online retailer of upscale gifts for every occasion, every day. RedEnvelope offers a unique assortment of imaginative gifts through its catalog and website, www.RedEnvelope.com.
RedEnvelope and the RedEnvelope logo are registered trademarks of RedEnvelope, Inc.
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